FOR IMMEDIATE RELEASE

Contact:    Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports
Record Homes Delivered and Backlog

Columbus, Ohio (January 11, 2005) - M/I Homes, Inc. (NYSE:MHO) announces homes delivered, backlog and new contracts for the three and twelve-month periods ended December 31, 2004.

For the twelve months ended December 31, 2004, homes delivered reached a record 4,303, increasing 4% from 2003’s 4,148. Homes delivered in 2004’s fourth quarter were 1,200, down 10% from 2003’s record quarter performance of 1,339.

Representing the highest reported year-end unit and sales value amounts in the Company’s history, backlog of homes at December 31, 2004 reached 2,688 units with a sales value increasing 14% to $800 million compared to 2003’s year-end. The backlog of homes at December 31, 2003 was 2,658 units with a sales value of $704 million. The average sales price of homes in backlog at December 31, 2004 rose to a record-high $298,000, which is a 12% increase over 2003’s average sales price of $265,000.

New contracts for 2004’s fourth quarter increased 5% to 922 from 874 in 2003. New contracts for the twelve months ended December 31, 2004 declined 3% to 4,333 from 2003’s record performance of 4,485. M/I had 125 active subdivisions at December 31, 2004 compared to 135 at December 31, 2003.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to report record homes delivered and to enter 2005 with a record backlog - both in units and sales value. Our homes delivered were down in 2004’s fourth quarter, primarily due to lower volume in our Midwest markets and the impact of the Florida hurricanes. New Contracts rebounded in the fourth quarter, posting a 5% increase over 2003, even with fewer active subdivisions and continued challenging economic conditions in our Midwest markets. ”

The Company expects to report fourth quarter and year-end financial results on February 3. You are invited to listen to the conference call over the Internet at 4:00 p.m. EST. To hear the call, log on to the M/I Homes website at www.mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through February 3, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Twelve months ended
	December 31,			December 31,

			%			%
	2004	2003	Change	2004	2003	Change

Ohio &
Indiana	522	494	6	2,450	2,856	(14)

Florida	291	265	10	1,312	1,160	13

NC, VA
& MD	109	115	(5)	571	469	22

	922	874	5	4,333	4,485	(3)

HOMES DELIVERED
	Three months ended			Twelve months ended
	December 31,			December 31,

			%			%
	2004	2003	Change	2004	2003	Change

Ohio &
Indiana	771	923	(16)	2,778	2,741	1

Florida	248	256	(3)	994	923	8

NC, VA
& MD	181	160	13	531	484	10

	1,200	1,339	(10)	4,303	4,148	4

BACKLOG
	December 31, 2004			December 31, 2003
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,310	$369	$281,000	1,638	$413	$252,000

Florida	1,096	$308	$281,000	778	$197	$254,000

NC, VA
& MD	282	$123	$437,000	242	$ 94	$390,000

	2,688	$800	$298,000	2,658	$704	$265,000